Exhibit 99.1
Printronix Announces First Quarter Results for Fiscal Year 2007

IRVINE, Calif. - (BUSINESS WIRE) August 9, 2006 - Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the first quarter ended June 30, 2006. Revenue remained stable at $31.7 million for the first quarter of fiscal year 2007 compared to $31.8 million in the same quarter last year. The company reported net income for the quarter of $0.6 million, or $0.09 per diluted share, compared with net income of $0.2 million, or $0.03 per diluted share for the same quarter of the prior fiscal year.

“Through continued focus on cost reductions, we were able to increase our profitability over the same quarter last year,” said Robert Kleist, President and CEO of Printronix. “The gross margin increased to 39.2% for the first quarter of fiscal 2007, up from 38.7% in the first quarter of fiscal 2006 primarily due to increased productivity within Worldwide Operations. Expenses were reduced in Sales, Marketing and Engineering, offset by increases in General and Administrative expense.”

Operating expenses in the first quarter of fiscal 2007 were $12.0 million, down from $12.2 million in the first quarter of fiscal year 2006. Engineering and development expenses were $3.1 million, down from $3.9 million in the same quarter last year. Sales and marketing expenses were $6.0 million, down from $6.1 million in the same quarter last year. General and administrative expenses were $2.9 million, up from $2.3 million in the same quarter last year due partly to a reduction in the bad debt reserve of $0.3 million for a recovery on receivables previously determined to be uncollectible in the year ago quarter and higher legal, consulting fees and temporary labor in the current quarter.

The company ended the first fiscal quarter of 2007 with cash and short-term investments of $38.6 million, down from $44.3 million at the end of the first quarter of fiscal 2006, and down from $42.1 million at the end of fiscal year 2006. The decrease in cash and short-term investments from the prior quarter is primarily due to a $2.5 million tax payment related to funds repatriated under the American Jobs Creation Act. During the first quarter, the company also declared and paid $0.4 million for its quarterly cash dividend of $0.07 per share.

“Sales growth initiatives continue to be based upon Printronix differentiation in global solutions and support that provide the most productive print management in global enterprises, particularly in manufacturing and supply-chain applications,” continued Mr. Kleist. “These solutions were expanded during the first quarter with the introduction of a new High Definition Line Matrix printer that is designed to provide higher print quality for industrial applications with low cost of printing and legendary Printronix reliability.”

There will be an earnings conference call at 1:05 p.m. PT (4:05 p.m. ET) on Friday, August 11, 2006. The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO. To access the live audio web cast, go to the Printronix web site at www.printronix.com and select the conference call link to register. If you are unable to listen to the live web cast, it will be archived for replay on the web site. To listen to the live conference call via the telephone, you can access the call at 877-704-5391. Shortly after the call, a telephonic replay will be available through August 25, 2006, by dialing 888-203-1112 or 719-457-0820. Passcode I.D. 6963476 is required for both the telephonic live call and the telephonic replay.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in the requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal bar code and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

CONTACT:	PRINTRONIX, INC., Irvine
Robert A. Kleist, President, CEO 714-368-2863
George L. Harwood, Senior Vice President Finance, CFO 714-368-2384

or Media Contact:
WunderMarx, Inc.
Cara Good 949-860-2434, ext. 312 cara.good@wundermarx.com

or Investor Contact:
EVC Group, Inc.
Douglas M. Sherk 415-896-6818 dsherk@evcgroup.com
Jenifer Kirtland 415-896-2005 jkirtland@evcgroup.com

PRINTRONIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 24,
	2006	2006	2005
Revenue	$31,650	$33,225	$31,787
Cost of sales	$19,251	21,146	19,478
Gross margin	12,399	12,079	12,309
Engineering and development	3,139	3,594	3,868
Sales and marketing	5,955	6,972	6,116
General and administrative	2,861	4,148	2,250
Total operating expenses	11,955	14,714	12,234
Income (loss) from operations	444	(2,635)	75
Interest and other income, net	(249)	(81)	(205)
Income (loss) before taxes	693	(2,554)	280
Provision for income taxes	137	4,879	70
Net income (loss)	$556	$(7,433)	$210
Net income (loss) per share:
Basic	$0.09	$(1.19)	$0.03
Diluted	$0.09	$(1.19)	$0.03

Shares used in computing net
income (loss) per share:
Basic	6,283,591	6,264,588	6,492,516
Diluted	6,460,220	6,264,588	6,636,244

Gross margin %	39.2%	36.4%	38.7%
Operating expenses %	37.8%	44.3%	38.5%
Income (loss) from operations %	1.4%	-7.9%	0.2%
Net income (loss) %	1.8%	-22.4%	0.7%

PRINTRONIX, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

($ in thousands)
(unaudited)

	June 30,	March 31,	June 24,
	2006	2006	2005
ASSETS
Cash and cash equivalents	$36,585	$41,546	$27,656
Short-term investments	2,019	547	16,600
Accounts receivable, net	20,433	19,292	17,104
Inventories, net	15,332	14,382	13,991
Other current assets	2,238	1,976	5,044
Property, plant and equipment, net	30,942	31,618	33,108
Other long-term assets	660	623	2,061
Total assets	$108,209	$109,984	$115,564
LIABILITIES and STOCKHOLDERS' EQUITY
Current portion of long-term debt	$13,300	$700	$700
Accounts payable	9,137	8,427	7,623
Other current liabilities	13,133	16,101	11,603
Other long-term liabilities	2,049	14,516	16,051
Stockholders' equity	70,590	70,240	79,587
Total liabilities and stockholders' equity	$108,209	$109,984	$115,564

PRINTRONIX, INC. AND SUBSIDIARIES
Sales Classification
(unaudited)

	Three Months Ended			Percent of Total Sales
	June 30,	June 24,	Percent	June 30,	June 24,
Sales by Geographic Region	2006	2005	Change	2006	2005
	($ in thousands)
Americas	$16,188	$16,186	0.0%	51.1%	50.9%
EMEA	$10,179	$10,417	-2.3%	32.2%	32.8%
Asia Pacific	$5,283	$5,184	1.9%	16.7%	16.3%
	$31,650	$31,787	-0.4%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	June 30,	June 24,	Percent	June 30,	June 24,
Sales by Product Technology	2006	2005	Change	2006	2005
	($ in thousands)
Line matrix	$22,748	$22,204	2.5%	71.9%	69.9%
Thermal (includes RFID)*	$5,722	$6,147	-6.9%	18.1%	19.3%
Laser	$2,657	$2,799	-5.1%	8.4%	8.8%
Verification products	$523	$637	-17.9%	1.6%	2.0%
	$31,650	$31,787	-0.4%	100.0%	100.0%
*RFID	$714	$943	-24.3%	2.3%	3.0%

	Three Months Ended			Percent of Total Sales
	June 30,	June 24,	Percent	June 30,	June 24,
Sales by Channel	2006	2005	Change	2006	2005
	($ in thousands)
OEM	$7,861	$9,492	-17.2%	24.8%	29.9%
Distribution	$21,114	$20,824	1.4%	66.7%	65.5%
Direct	$2,675	$1,471	81.8%	8.5%	4.6%
	$31,650	$31,787	-0.4%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	June 30,	June 24,	Percent	June 30,	June 24,
Sales by Customer	2006	2005	Change	2006	2005
	($ in thousands)
Largest customer – IBM	$5,609	$7,640	-26.6%	17.7%	24.0%
Second largest customer	$2,534	$2,596	-2.4%	8.0%	8.2%
Top ten customers	$14,941	$16,076	-7.1%	47.2%	50.6%